Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 21 to Registration Statement Number 2-77986 (Form N-1A) of our report dated November 7, 1996, on the financial statements and financial highlights of GIT Tax-Free Trust (comprising the Arizona, Maryland, Missouri, Virginia, National and Money Market Portfolios) for the year ended September 30, 1996, included in the 1996 Annual Report to Shareholders.

(signature)
Ernst & Young LLP
Washington, DC
January 22, 1997